For period ending  October 31, 2000
Exhibit 77D
File Number 811-6292


PaineWebber Global Equity Fund



Item 77(D):

During the reporting period, PaineWebber Global
Equity Fund entered into new investment advisory arrangements that resulted in changes to its prospectus and Statement of Additional Information
(SAI), each dated March 1, 2000. Information regarding these changes is hereby incorporated by reference from the (1) prospectus supplement dated October 10, 2000 (filed with the SEC on
October 10, 2000, Accession Number 0000912057-
00-044265) and (2) SAI supplement dated October
10, 2000 (filed with the SEC on October 24, 2000,
Accession Number 0000898432-00-000733).
Registrants SEC file numbers are 33-39659 and 811-6292.